CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Wells Fargo Funds Trust

We consent to the use of our report dated May 25, 2016, with respect to the financial statements of Wells Fargo Specialized Technology Fund (formerly known as Wells Fargo Advantage Specialized Technology Fund), one of the funds constituting the Wells Fargo Funds Trust, as of March 31, 2016, incorporated herein by reference and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

October 26, 2016